Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of WellCare Health Plans, Inc.
Tampa, Florida

We consent to the incorporation by reference in this Registration Statement of WellCare Health Plans, Inc. on Form S-8 of our reports dated February 12, 2004, except for Note 15, which is as of June 7, 2004, on the WellCare Holdings, LLC Financial Statements as of December 31, 2003 and for the year then ended and as of December 31, 2002 and for the five-month period then ended, and on the Predecessor combined financial statements for the seven-month period ended July 31, 2002 and the year ended December 31, 2001, appearing in the Amendment No. 3 to Registration Statement No. 333-112829% WellCare Group, Inc. on Form S-1.

DELOITTE & TOUCHE LLP
Tampa, Florida
November 4, 2004